Exhibit 99.1

Analyst/Investors, please contact:
Jim Recob, Iomega Corporation, (801) 332-4430 recob@iomega.com

Media please contact:
Chris Romoser, Iomega Corporation, (801) 332-3678 romoser@iomega.com

FOR IMMEDIATE RELEASE

IOMEGA STOCKHOLDERS APPROVE REVERSE STOCK SPLIT PROPOSAL

ROY, Utah, September 28, 2001 – Iomega Corporation (NYSE: IOM), a global leader in data management solutions, announced today that the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation effecting a one-for-five reverse split of the Company’s common stock. The reverse split will be effective as of the close of business on Friday, September 28, 2001, and the Company’s new common stock will begin trading under the split adjustment when the market opens on Monday, October 1, 2001. The Company’s common stock will continue to trade on the New York Stock Exchange under the symbol: IOM.

About Iomega

Iomega Corporation (NYSE:IOM) manufactures and markets the award-winning Zip®, Jaz®, PocketZip™ and Peerless™ drives and disks, the HipZip™ digital audio player, the FotoShow™ digital image center, LifeWorks™ software, and Iomega QuikSync™ software; Iomega also markets Iomega CD-RW drives, CompactFlash™ and SmartMedia™ memory cards, DataSafe™ network attached storage (NAS) servers and the Iomega Microdrive™ miniature hard drive. Iomega’s products help people to save, share, manage and create important information such as Internet downloads, audio files, personal photographs, spreadsheets, and slides, while protecting that content from viruses and hackers. Used in homes, businesses, government and educational facilities and by creative professionals everywhere, Iomega storage solutions are the enabling technologies preferred by millions. The Company can be reached at 1-888-4-IOMEGA (888-446-6342), or on the Web at http://www.iomega.com.

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Copyright© 2001 Iomega Corporation. All rights reserved. Iomega, Zip, Jaz, PocketZip, Peerless, HipZip, FotoShow, Predator, QuikSync, DataSafe and LifeWorks are either registered trademarks or trademarks of Iomega Corporation in the United States and/or other countries. Microdrive is a trademark of IBM Corporation and is used with permission. Certain other product names, brand names and company names may be trademarks or designations of their respective owners.